Exhibit 10.15

Summary of Lease Agreement

Note: this summary does not contain a full or direct translation of the terms of the original Hebrew-language lease agreement, and is designated solely for the purpose of providing a general presentation of such agreement.

On September 4, 2013, Bet Ariel B.A. 2011, L.P. (the “Lessor”) and JFrog Ltd. (the “Company”) entered into a lease agreement, and into the addendums thereto, dated as of May 20, 2015, August 16, 2016, March 4, 2018, February 3, 2019 and August 12, 2019 (collectively, the “Lease Agreement”).

1.	The Premises

Certain spaces in a building located in Netanya, on 3 HaMachshev St. (the “Asset”).

The total square meters of the leased premises includes 3,032 square meters of office spaces on the fourth floor, third floor, second floor and ground floor (the “Premises”), as well as 169 parking spaces.

2.	Purpose of the Lease

The Premises are to be used by the Company for its activities in the field of High Tech.

3.	Leasing Period

An initial lease period of three years, that commenced on January 1, 2014 (the “Initial Period”), as extended to an additional term ending on October 31, 2022. (the “Extended Period”). The Company has the option to further extend the Extended Period by an additional twelve (12) months period upon submitting a written notice 210 days prior to the expiration of the Extended Period (the “Option”). The Option is exercisable relating to all of the leased Asset.

4.	Consideration

The monthly lease fee for the Premises is approximately 261,830 NIS, excluding VAT (US$ 75,739 subject to the exchange rate of July 10, 2020), and a monthly fee in the amount of approximately 57,445 NIS, excluding VAT (US$ 16,132 subject to the exchange rate of July 10, 2020) for the parking space, all linked to the Israeli consumer price index (the “Base Rental Fee”).

If the Company will exercise the Option, the monthly lease fee shall be mutually agreed by the parties. If the parties could not reach to an agreement with respect to the lease fee during the Option period, the agreement shall be terminated at the end of the Extended Period.

5.	Guarantees and Security Deposits

The Company provided the Lessor with an autonomous bank guarantee in the amount of NIS 952,798 (excluding VAT), which is equivalent to three monthly Base Rental Fees and a security deposit in the amount of NIS 697,636 (excluding VAT), each, in order to ensure compliance with the Lease Agreement. The security deposit will serve as payment of the Base Rental Fees for the last three months of the lease.

6.	Insurance

The Company shall maintain customary insurances. Structure insurance shall be purchased by the Lessor.

7.	Termination of the Lease Agreement

The Company shall not be entitled to terminate the Lease Agreement prior to the expiration of the Extended Period, except upon the Company’s commercial need to lease a bigger premises as of January 1, 2021, and excluding the office space on the second floor; all in accordance with the process set forth in the Lease Agreement.

The Lessor may terminate the Lease Agreement upon the occurrence of the following (i) liquidation of the Company, provided that the Company cannot fulfill its obligations under the Lease Agreement; (ii) the Company suffers or undergoes an insolvency event and the insolvency procedures were not cancelled within 45 days; or (iii) upon a Material Breach of the Lease Agreement, if not cured within 14 days of written notice to the Company regarding such Material Breach, or upon any other breach of the Lease Agreement that is not cured within 30 days. A “Material Breach” is defined as one of the following: (i) the use of the premises for purposes other than the purpose stated above; (ii) transfer or assignment of Company’s rights under the Lease Agreement to a third party in contrary to the provisions of the Lease Agreement; (iii) failure to meet monthly payments and fees; (iv) failure the repair property damages caused by an act or omission of the Company or any of its agents (v) failure to return the Premises to the Lessor under the terms of the Lease Agreement; (vi) failure to maintain a clean environment in the Premises and manage Company’s business only in the Premises (vii) performing unapproved changes to the Premises; and (x) failure to acquire the required insurances as set forth in the Lease Agreement.